O’Neill & Company		Telephone (604) 687-5792
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Email: mht@stockslaw.com
Barristers & Solicitors

Edward E. Bowes	Stephen F.X. O’Neill	Suite 1880, Royal Centre
Michael F. Provenzano	Michael H. Taylor	1055 West Georgia Street, Box 11122
Vancouver, British Columbia
V6E 3P3

October 8, 2003

SILVERADO GOLD MINES LTD.
Suite 505, 1111 West Georgia Street
Vancouver, BC V6E 4M3

Attention: The Board of Directors

Dear Sirs:

Re:	SILVERADO GOLD MINES LTD. (the “Company”) - Form S-8 Registration Statement

We have acted as special British Columbia counsel to the Company in connection with the private placement financing completed by the Company pursuant to Rule 506 of Regulation D of the Securities Act of 1993 (the “1933 Act”) whereby the subscribers listed in Schedule A hereto (the “Subscribers”) have purchased an aggregate of 11,750,000 common shares of the Company (the “Shares”) and share purchase warrants to purchase an additional 11,750,000 common share of the Company (the “Warrants”). This opinion letter is delivered in connection with the filing by the Company of a registration statement on Form SB-2 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the 1933 Act in order to qualify the resale by the Subscribers of the Shares and the Warrant Shares. The shares that the Subscribers are entitled to acquire by exercise of the Warrants are referred to in this opinion letter as the “Warrant Shares”.

In our capacity as special British Columbia counsel, we have reviewed only the following documents and have made no other investigation or inquiry:

1	.	The Certificate of Incorporation of the Company, as amended and in effect as of the date hereof;

2	.	The Memorandum and Articles of the Company, as amended and in effect as of the date hereof;

3	.	Subscription Agreements between the Company and each of the Subscribers;

4	.	Consent resolutions of the board of directors of the Company dated August 18, 2003, September 22, 2003 and September 29, 2003 approving the issuance of the Shares and the Warrants to the Subscribers;

5	.	An officer’s certificate of the Gary Anselmo, President of the Company (the “Officer’s Certificate”) dated October 8, 2003.

For purposes of this opinion we have not reviewed any documents other than the documents listed in (1) through (5) above. In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and

O’Neill & Company is an association of independent law corporations.

The Board of Directors SILVERADO GOLD MINES LTD. October 8, 2003 Page 2

the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

Based upon the foregoing and upon an examination of such questions of British Columbia law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable shares in the capital of the Company and that the Warrant Shares will, upon exercise of the Warrants in accordance with their terms and payment in full of the exercise price of the Warrants, be validly issued, fully paid, and non-assessable shares in the capital of the Company upon issuance.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

A.
The foregoing opinion is limited to the laws of the Province of British Columbia presently in effect. We express no opinion as to the laws, rules, or regulations of any other jurisdictions including, without limitation, the federal laws of the United States and rules and regulations relating thereto.

B.
We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

C.
We have assumed that at the time the Company is or becomes obligated to issue any Common Shares pursuant to the exercise of the Warrants, the Company will have adequate authorized and unissued Common Shares to fulfill such obligations.

D.
The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of British Columbia law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We understand that you wish to file this opinion as an exhibit to the Registration Statement and we consent to the inclusion of our opinion in the Registration Statement.

Yours truly,

"Michael H. Taylor"

MICHAEL H. TAYLOR

MHT/dml